Exhibit 3.1

AMENDMENT NO. 1
TO THE
BYLAWS
OF
CONTANGO ORE, INC.

THIS AMENDMENT NO. 1 TO THE BYLAWS (the “Amendment”) of Contango ORE, Inc., a Delaware corporation (the “Corporation”), dated as of October 21, 2021, amends the Bylaws of the Corporation as currently in effect (the “Bylaws”), as follows:

1. Section 2.8 of the Bylaws is hereby amended to read in its entirety as follows:

“Section 2.8 Procedure for Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances, shall be elected in accordance with Section 2.10 hereto.”

2. Any reference to “these Bylaws” in the Bylaws shall be deemed to refer to the Bylaws as amended by this Amendment.  Except as set forth in this Amendment, the Bylaws remain in full force and effect.

[Secretary's Certification Follows]

CERTIFICATE OF SECRETARY
OF
CONTANGO ORE, INC.

This is to certify that I am the duly elected, qualified and acting Secretary of Contango ORE, Inc. (the “Corporation”) and the attached Amendment No. 1 was duly adopted at a meeting of the Board of Directors of the Corporation on October 21, 2021 to amend the Bylaws of the Corporation.

Dated effective as of the 21st day of October, 2021.

By:	/s/ Leah Gaines
Name: Leah Gaines
Title: Secretary

Certificate of Secretary of Contango ORE, Inc.
Amendment No. 1 to Bylaws